UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2008

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iMergent, Inc.

 (Exact name of registrant as specified in its charter)

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Delaware	001-32277	87-0591719
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1303 North Research Way, Orem, Utah, 84097

(Address of Principal Executive Office) (Zip Code)

(801) 227-0004

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 8, 2008, Brandon Lewis resigned as a member of the board of directors of iMergent, Inc. (the “Company”). Mr. Lewis, pursuant to the terms of his employment agreement, provided ninety days notice of his resignation from his positions as President and Chief Operating Officer (COO). Mr. Lewis will terminate his employment with the Company on March 9, 2008. Mr. Lewis’ resignations did not relate to any disagreements with the Board of Directors or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company.

The Company does not anticipate altering the terms of Mr. Lewis employment agreement or entering into any subsequent agreement with him.  For a period of one year after the termination of his employment Mr. Lewis is restricted from engaging in activities or businesses that are substantially in competition with the Company, which include, but are not limited to, being employed or associated with any company which sells its product through seminars without prior written consent from the Company. Additionally, for a period of two years after leaving his employment he will not solicit, recruit, or hire any employees of the Company or any of their affiliates or persons who have worked or consulted and or acted as an agent or independent contractor for the Company, without prior written consent from the Company.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit Number	Description
99.1	Press release entitled, “iMergent Announces Board and Management Changes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

By:	/s/ ROBERT M. LEWIS
Robert M. Lewis,
Chief Financial Officer

Date: December 11, 2008

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